UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): July 29, 2013

Synthesis Energy Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33522 (Commission File Number)	20-2110031 (I.R.S. Employer Identification No.)

Three Riverway, Suite 300 Houston, Texas (Address of principal executive offices)	77056 (Zip Code)

(713) 579-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 29, 2013, Synthesis Energy Systems, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the Consulting Services Agreement between Crystal Vision Energy Limited (“CVE”) and the Company dated effective January 1, 2013 (the “Agreement”).

Pursuant to the Amendment, CVE shall make a $300,000 investment in the Company in three equal installments. The first installment of $100,000 was paid on August 1 and the other two installments are due in September and November 2013. Although the investment will be paid in three separate installments, the shares of common stock shall be issued at a price which is equal to 80% of the volume weighted average price of the Company’s common stock on the NASDAQ Stock Market (the “NASDAQ”) over the three months prior to August 1, 2013. The associated warrants shall have an exercise price which is equal to the volume weighted average price of the Company’s common stock on the NASDAQ over the three months prior to August 1, 2013. In the event that CVE or its nominee fails to provide the investment per these terms, the Company may terminate the Agreement by giving 10 days written notice.

In addition, under the Amendment, CVE may now terminate the Agreement for any reason by giving 10 days written notice to the Company at any time.

The Amendment also amends and restates the description of the services to be provided by CVE and their delegation of authority to act for the Company.

The foregoing description is qualified in its entirety by reference to the full text of the Amendment. A copy of the Amendment will be filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended June 30, 2013.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 2, 2013, the Company received a notification from the NASDAQ indicating that the minimum bid price of the Company’s common stock has been below $1.00 per share for 30 consecutive business days and as a result, the Company is not in compliance with the minimum bid price requirement for continued listing. The NASDAQ notice has no immediate effect on the listing or trading of the Company’s common stock.

Under NASDAQ Listing Rule 5810(c)(3)(A), the Company has a grace period of 180 calendar days, or until January 29, 2014, in which to regain compliance with the minimum bid price rule. To regain compliance, the closing bid price of he Company’s common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this grace period.

If the Company does not regain compliance before January 29, 2014, the Company may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for The NASDAQ Capital Market, and the Company successfully applies for a transfer of its securities to that market. Such a transfer would provide the Company with an additional 180 calendar day period to regain compliance with the minimum bid requirement.

The Company actively monitors the price of its common stock and will consider all available options to regain compliance with the continued listing standards of the NASDAQ.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Synthesis Energy Systems, Inc.

Dated: August 2, 2013	/s/ Robert Rigdon
Robert Rigdon
President and Chief Executive Officer